                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.142-12

                                    BAXTER INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                    BAXTER INTERNATIONAL INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                          Baxter International
                                          Inc.                      847.948.2000
                                          One Baxter Parkway
                                          Deerfield, Illinois 60015

   [LOGO]

                   March 22, 1996

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                   The 1996 annual meeting of stockholders of Baxter International Inc. ("Company") will be held in the Grand Ballroom at the Hyatt Westlake Plaza, in Westlake Village, California, on Monday, May 6, 1996 at 10:00 a.m. Pacific Time, for the following purposes:

                       1. To elect six directors to hold office for three years (page 3);

                       2. To ratify the appointment of Price Waterhouse LLP as independent accountant for the Company in 1996 (page
                           20);

                       3. To act on the stockholder proposal relating to cumulative voting in the election of directors (page
                           20); and

                       4. To transact any other business which is properly presented at the meeting.

                   Only holders of record of the Company's common stock at the close of business on March 8, 1996 will be entitled to vote at the meeting. A list of the stockholders entitled to vote at the meeting will be kept at Home Savings Bank of America,
                   Attn: Terry Jones, 248 Hampshire Road, Westlake Village, California 91360, for the 10-day period before the meeting.

                   Please mark and sign the enclosed proxy card and return it promptly in the enclosed envelope, even if you plan to attend the meeting, to ensure that your vote is counted. If you attend the meeting and vote by ballot at the meeting, your proxy will be revoked automatically and only your vote at the meeting will be counted.

                   By order of the Board of Directors,

                   [Signature]

                   A. GERARD SIECK
                   SECRETARY

--------------------------------------------------------------------------------
                                     [LOGO]

   BAXTER INTERNATIONAL INC., ONE BAXTER PARKWAY, DEERFIELD, ILLINOIS 60015,
                                  847.948.2000
--------------------------------------------------------------------------------

    The Board of Directors of Baxter International Inc. ("Company") solicits your proxy for the annual meeting of stockholders to be held on May 6, 1996. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning approximately March 22, 1996.

    Because many of the Company's stockholders are unable to attend the annual meeting in person, the board solicits proxies by mail to give each stockholder an opportunity to vote on all matters presented at the meeting. Stockholders are urged to:

    (1) read this proxy statement carefully;

    (2) specify their choices on each matter by marking the appropriate box on the enclosed proxy card; and

    (3) sign, date and return the card in the enclosed envelope.

    There is a place on the enclosed proxy card for stockholders to request confidential treatment of their votes. If a stockholder requests, inspectors of election and tabulators will keep the stockholder's vote permanently confidential and not disclose the vote to anyone other than another inspector or tabulator. Confidential treatment will not apply when it would not comply with law or during a proxy contest (neither of which is applicable to this proxy solicitation).

    Only holders of record of the Company's common stock, $1 par value, ("Common Stock") at the close of business on March 8, 1996, will be entitled to vote. On that date, approximately 273,957,449 shares of Common Stock were outstanding. The holders of the Common Stock are entitled to vote as a single class with each share entitled to one vote. Any stockholder signing a proxy card may revoke or revise it at any time before the meeting by submitting a new proxy card to the secretary of the Company or by voting in person at the meeting. Either action automatically will cancel any proxy card previously signed.

    If no specific instructions are given and the proxy card is properly signed and returned, all shares covered by the proxy card will be voted by the Company's chairman of the board and chief executive officer or the senior vice president and general counsel for the election of all of the board's nominees for directors, for ratification of Price Waterhouse LLP as independent accountant for 1996, and against the stockholder proposal relating to cumulative voting in the election of directors. Unless otherwise indicated by the stockholder, proxy cards also give the Company's chairman and chief executive officer and its senior vice president and general counsel discretionary authority to vote all shares of Common Stock represented by the proxy on any other matter that is properly presented for action at the meeting.

    Common Stock credited to a participant in either the Company's Stockholder Investment Service (dividend reinvestment plan) or an uncertificated share account of the employee stock purchase plans will be voted in the same manner as the participant votes the Common Stock standing in his or her name. If a participant is not a stockholder of record, the custodian, The First Chicago Trust Company of New York, will vote shares of Common Stock held in such accounts only in accordance with the participant's instructions.

--------------------------------------------------------------------------------

    Determination of whether a matter specified in the Notice of Annual Meeting of Stockholders has been approved will be determined as follows. Those persons will be elected directors who receive a plurality of the shares of Common Stock present at the annual meeting in person or by proxy and entitled to vote on the election. Accordingly, directions to withhold authority will have no effect on the outcome of the vote. For each other matter specified in the Notice of Annual Meeting of Stockholders, the affirmative vote of a majority of the shares of Common Stock present at the annual meeting in person or by proxy and entitled to vote on such matter is required for approval. Abstentions will be considered shares present in person or by proxy and entitled to vote and will, therefore, have the effect of a vote against the matter. Broker non-votes will be considered shares not present for this purpose and will have no effect on the outcome of the vote. Directions to withhold authority to vote for directors, abstentions and broker non-votes will be counted for purposes of determining if a quorum is present for the annual meeting.

--------------------------------------------------------------------------------

BOARD OF DIRECTORS

    The Company's certificate of incorporation divides the Board of Directors into three classes. Each year, the directors in one class are elected to serve a three-year term. The Company's certificate of incorporation and bylaws allow the directors to increase (and decrease) the size of the board, to elect directors to fill the vacancies created by the increase and to assign the elected directors to a class. Pursuant to that authority, in November 1995, the Board of Directors elected Harry M. Jansen Kraemer, Jr. and Lester B. Knight to serve as directors of the Company until the 1996 and 1997, respectively, annual meetings of stockholders. Pursuant to the same authority, the Board of Directors elected Pei-yuan Chia in February 1996 to serve as a director of the Company until the 1998 annual meeting of stockholders and elected Dr. Reed V. Tuckson in March 1996 to serve as a director of the Company until the 1996 annual meeting of stockholders.

    The Board of Directors has nominated Silas S. Cathcart, David W. Grainger, Martha R. Ingram, Harry M. Jansen Kraemer, Jr., Dr. Reed V. Tuckson and Fred L. Turner for election as directors at the 1996 annual meeting. All of the nominees are currently directors of the Company. Each director elected will serve a three-year term. If any nominee for director becomes unavailable for election, the number of directors will be reduced. No other candidates are eligible for election as directors at the 1996 annual meeting. Stockholders who want to nominate candidates for election as directors at future annual meetings must comply with procedures in the Company's bylaws. A copy of the bylaws may be obtained from the secretary of the Company.

    William B. Graham, a director of the Company since 1945, retired as senior chairman and as an active member of the Board of Directors in November 1995. Mr. Graham has served the Company for more than 50 years in many capacities, including president, chief executive officer, chairman of the board and senior chairman. The board expresses its appreciation to Mr. Graham for his outstanding contributions over his long and extraordinary career with the Company. Upon his retirement, Mr. Graham was appointed an honorary director with the title of chairman emeritus.

    The chairman and chief executive officer and the senior vice president and general counsel intend to vote the shares represented by proxies for all of the board's nominees, except to the extent authority to vote for the nominees is withheld.

    Directors will be elected by a plurality of the votes cast FOR the election of directors at the annual meeting. This means that the six individuals who receive the largest number of votes cast will be elected as directors.

--------------------------------------------------------------------------------

    The Board of Directors recommends a vote FOR the election of all of the nominees for directors.

--------------------------------------------------------------------------------

ELECTION OF DIRECTORS
(ITEM 1 ON PROXY CARD)

INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

Silas S. Cathcart--Age 69                                    Director since 1990

    Mr. Cathcart is a director of General Electric Company, Illinois Tool Works, Inc. and The Quaker Oats Company. Mr. Cathcart is also a trustee of Northern Funds Mutual Fund. From 1985 to 1987, Mr. Cathcart served as a director of the Company; from 1970 to 1985 he served as a director of American Hospital Supply Corporation. Mr. Cathcart served as chairman of the board and chief executive officer of Kidder, Peabody Group Inc., an investment banking firm, from 1988 to 1989, and as president and chief executive officer from 1987 to 1988. From 1972 to 1986, he was chairman of Illinois Tool Works, Inc.

David W. Grainger--Age 68                                    Director since 1990

    Since 1968, Mr. Grainger has been chairman of the board of W. W. Grainger, Inc., a nationwide distributor of equipment, components and supplies. He joined
W. W. Grainger, Inc. in 1952.

Martha R. Ingram--Age 60                                     Director since 1987

    Since 1995, Ms. Ingram has been the chairman of the board of directors of Ingram Industries Inc., a diversified transportation and energy company and distributor of consumer products. She was first elected a director of Ingram Industries Inc. in 1981. Ms. Ingram also serves as a director of First American Corporation and Weyerhaeuser Company.

Harry M. Jansen Kraemer, Jr.--Age 41                         Director since 1995

    Mr. Kraemer has been senior vice president and chief financial officer of the Company since 1993. Mr. Kraemer previously was the vice president of finance and operations for a subsidiary of the Company. Prior to that he was employed as controller, group controller, and president of various divisions of subsidiaries of the Company.

Reed V. Tuckson, M.D.--Age 45                                Director since 1996

    Since 1991, Dr. Tuckson, an internist, has been the president of the Charles
R. Drew University of Medicine and Science, a private academic health sciences university. From 1990 to 1991, he was the senior vice president for programs of the March of Dimes Birth Defects Foundation. From 1986 to 1990, Dr. Tuckson was the Commissioner of Public Health for the District of Columbia. Dr. Tuckson also serves as president of the Association of Minority Health Professional Schools.

Fred L. Turner--Age 63                                       Director since 1982

    Mr. Turner is senior chairman of the board of directors and chairman of the executive committee of McDonald's Corporation, a restaurant licensor. Mr. Turner previously was chairman of the board and chief executive officer of McDonald's Corporation. He joined McDonald's in 1956. Mr. Turner also serves as a director of Aon Corporation and W. W. Grainger, Inc.

--------------------------------------------------------------------------------

INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE

Pei-yuan Chia--Age 57                                        Director since 1996
                                                               Term expires 1998

    Mr. Chia has been a vice chairman of Citicorp, N.A. and Citibank, N.A., its principal subsidiary, since 1994, a director of Citicorp, N.A. and Citibank, N.A. since 1993, and responsible for their global consumer business since 1992. He also is Citibank, N.A.'s senior customer contact for corporate banking activities in Asia. Between 1974 and 1992, Mr. Chia held various senior management positions in Citicorp, N.A. and Citibank, N.A. He is a trustee of The Asia Society and of the New York University Medical Center, both in New York City. He also serves on the Wharton Graduate Executive Board of the University of Pennsylvania.

John W. Colloton--Age 65                                     Director since 1989
                                                               Term expires 1997

    From 1971 to 1993, Mr. Colloton served as the director of the University of Iowa Hospitals and Clinics, and since 1993 he has been vice president of the University of Iowa for Statewide Health Services. Mr. Colloton also serves as a director of Iowa State Bank & Trust, OncorMed Inc., Mid American Energy Company, Iowa-South Dakota Blue Cross and Blue Shield (IASD) and the University of Pennsylvania Medical Center.

Susan Crown--Age 37                                          Director since 1993
                                                               Term expires 1997

    Since 1984, Ms. Crown has been a vice president of Henry Crown and Company, which includes diversified manufacturing operations, real estate and securities. Ms. Crown also serves as a director of Caribbean International News Corporation, Illinois Tool Works, Inc. and as a trustee of Northern Funds Mutual Fund.

Mary Johnston Evans--Age 66                                  Director since 1986
                                                               Term expires 1998

    Mrs. Evans is a director of Household International, Inc., Sun Company, Inc., Delta Air Lines, Inc., The Dun & Bradstreet Corporation and Scudder New Europe Fund.

Frank R. Frame--Age 66                                       Director since 1992
                                                               Term expires 1998

    Mr. Frame is an adviser to the board of directors of HSBC Holdings plc., a financial institution. Between 1976 and 1990, Mr. Frame held various senior management positions in The Hongkong and Shanghai Banking Corporation Limited, a financial institution from which he retired in 1990, including group legal adviser, executive director and deputy chairman. Mr. Frame also serves as chairman of Wallem Group Limited, deputy chairman of Time Products plc, and director of Edinburgh Dragon Trust plc, HSBC Global Investment Funds, SICAV, and The British Investment Trust plc.

Lester B. Knight--Age 37                                     Director since 1995
                                                               Term expires 1997

    Mr. Knight has been an executive vice president of the Company since 1992, and a corporate vice president since 1990, when he was first elected an officer.

--------------------------------------------------------------------------------

Arnold J. Levine--Age 56                                     Director since 1994
                                                               Term expires 1998

    Dr. Levine has been a professor of biology and the chairman of the molecular biology department at Princeton University since 1984. From 1979 to 1983, Dr. Levine was a professor of biology and the chairman of the molecular biology department at State University of New York. Since 1982, Dr. Levine has been the chairman of the Company's scientific advisory board.

Vernon R. Loucks Jr.--Age 61                                 Director since 1975
                                                               Term expires 1997

    Mr. Loucks has been chairman of the Board of Directors since 1987 and chief executive officer of the Company since 1980. Mr. Loucks was first elected an officer of the Company in 1971. Mr. Loucks also serves as a director of Anheuser-Busch Companies, Inc., The Dun & Bradstreet Corporation, Emerson Electric Co. and The Quaker Oats Company.

Georges C. St. Laurent, Jr.--Age 59                          Director since 1992
                                                               Term expires 1997

    Since 1988, Mr. St. Laurent has been chairman of the board and chief executive officer of Western Bank, a financial institution. He was first elected a director of Western Bank in 1987.

Monroe E. Trout, M.D.--Age 64                                Director since 1995
                                                               Term expires 1998

    Dr. Trout was chairman of the board, president and chief executive officer of American Healthcare Systems, a network of integrated health care systems, from 1987 to 1994 when he retired. He was elected president and chief executive officer of American Healthcare Systems in 1986. Dr. Trout also serves as a director of Cytyc Corporation, Science Applications International Corporation
(SAIC), Gensia, Inc., and The West Company, Inc.

--------------------------------------------------------------------------------

OPERATION OF THE BOARD OF DIRECTORS

    Pursuant to Delaware law, under which the Company is organized, the Company's business, property and affairs are managed under the direction of the Board of Directors. During 1995, there were nine meetings of the board. Each current director attended 75% or more of the meetings of the board held when he or she was a director and the board committees to which he or she was assigned as a regular member.

COMMITTEES OF THE BOARD

    The Board of Directors has six committees, the duties of which are described in the Company's bylaws.

    The Executive Committee consists of four directors, a majority of whom are not employees of the Company. The committee may exercise most of the powers of the Board of Directors, except those reserved to the Board of Directors by the Company's bylaws or Delaware law. The Executive Committee did not meet in 1995. The current members of the Executive Committee are Vernon R. Loucks Jr. (chairman), Silas S. Cathcart, Susan Crown and Fred L. Turner.

--------------------------------------------------------------------------------

    The Audit Committee consists of five directors who are not employees of the Company. The committee assists the Board of Directors in fulfilling its responsibility for the Company's accounting and financial reporting practices and provides a channel of communication between the Board of Directors and the Company's independent accountant. The Audit Committee met four times in 1995. The current members of the Audit Committee are Georges C. St. Laurent, Jr. (chairman), Silas S. Cathcart, Frank R. Frame, Monroe E. Trout and Fred L. Turner.

    The Compensation Committee consists of four directors who are not employees of the Company. The committee determines compensation for officers, and makes recommendations to the Board of Directors concerning compensation for the chairman of the board and chief executive officer. It also exercises the authority of the Board of Directors relating to the Company's employee benefit plans. The Compensation Committee met six times in 1995. The current members of the Compensation Committee are Silas S. Cathcart (chairman), Mary Johnston Evans, Martha R. Ingram and Georges C. St. Laurent, Jr.

    The Finance Committee consists of five directors who are not employees of the Company. Within limits established in the Company's bylaws, the committee exercises the authority of the Board of Directors in connection with financial transactions and assists and advises the Board of Directors regarding the financial affairs of the Company. The Finance Committee met six times in 1995. The current members of the Finance Committee are John W. Colloton (chairman), Pei-yuan Chia, Susan Crown, David W. Grainger and Arnold J. Levine.

    The Planning and Organization Committee consists of five directors who are not employees of the Company. The committee assists and advises the Board of Directors in connection with board membership, board committee structure and membership as well as general organization and planning matters. The Planning and Organization Committee considers director candidates. Under guidelines followed by the committee, it seeks candidates with high integrity, good judgment and breadth of experience, among other criteria. Stockholders may nominate director candidates for election at an annual meeting of stockholders by providing written notice of such nomination to the secretary of the Company. The Company's bylaws require the notice to be submitted to the Company 60 to 90 days before the anniversary date of the previous year's annual meeting. The bylaws also require the notice to include specified information about the stockholder making the nomination and specified information about the director candidate, including all information that would be required to be disclosed in a proxy statement. The Planning and Organization Committee met four times in 1995. The current members of the Planning and Organization Committee are Fred L. Turner (chairman), Susan Crown, Mary Johnston Evans, David W. Grainger and Monroe E. Trout.

    The Public Policy Committee consists of five directors who are not employees of the Company. The committee reviews the policies and practices of the Company to assure that they are consistent with its social responsibility to employees, customers and society. The Public Policy Committee met three times in 1995. The current members of the Public Policy Committee are Martha R. Ingram (chairman), Pei-yuan Chia, John W. Colloton, Frank R. Frame and Arnold J. Levine.

--------------------------------------------------------------------------------

COMPENSATION OF DIRECTORS

    Cash compensation of non-employee directors consists of a $1,000 fee for each board and each committee meeting attended. Members of committees receive an annual retainer of $3,000, and chairmen of committees receive an additional annual retainer of $4,000; except that members

--------------------------------------------------------------------------------

of the Executive Committee do not receive any annual retainer for their Executive Committee membership. Directors may elect to defer payment of all or a part of their cash compensation. Employee directors are not compensated separately for their board or committee activities.

    Effective in May 1995, the Board of Directors amended the restricted stock plan for non-employee directors ("Director Stock Plan") to provide directors with less cash compensation and more Common Stock. The amendments to the Director Stock Plan reflect the directors' commitment to aligning their interests more closely with the interests of all of the Company's stockholders. Pursuant to those amendments, each non-employee director receives 3,000 restricted shares of Common Stock upon election or re-election to a three-year term. This restricted stock award replaced a $25,000 annual cash retainer that previously was payable to each non-employee director for board membership.

    As part of the transition to the new compensation program, each non-employee director in office at the beginning of 1995 received $12,500 (one-half of the discontinued $25,000 annual cash retainer) for service during the first half of 1995. Also, as part of the transition to the new compensation program, non-employee directors who were not re-elected at the 1995 annual meeting, because they had two years or one year remaining on their current terms, received 2,000 or 1,000 restricted shares of Common Stock, respectively, in May 1995. The restricted shares described in this paragraph and the preceding paragraph vest over the directors' terms of office.

    Each non-employee director receives an additional 1,000 restricted shares of Common Stock upon election or re-election to a three-year term, pursuant to the amended Director Stock Plan. This fixed number of shares replaces the variable number of shares which would otherwise have been calculated and granted in accordance with the Director Stock Plan before it was amended. These restricted shares vest at the expiration of the director's term of office.

    Each non-employee director who retires at age 65 or after, with at least five years of board service, will receive upon retirement 1,000 restricted shares of Common Stock for each of the director's full years of service as a non-employee director, pursuant to the amended Director Stock Plan. This restricted stock award replaced the annual cash payment which otherwise would have been paid for a period of time equal to the director's full years of service as a non-employee director. This restricted stock award applies to all directors who retire on or after the May 1995 effective date of the amendments. These restricted shares vest six months after the grant date. Each non-employee director is also eligible for medical benefits and life insurance benefits. Medical benefit payments in 1995 totaled $14,961 for all non-employee directors. No non-employee director life insurance benefits were paid in 1995.

    Grants of restricted stock awarded under the Director Stock Plan vest as described above, unless specified corporate control changes occur. Until vested, the restricted stock may not be transferred or sold by the director. During the restriction period, the director has all of the other rights of a stockholder, including the right to receive dividends and vote the shares.

    In lieu of the non-employee director cash compensation and retirement benefits described above, the Company entered into consulting and pension agreements with William B. Graham in 1985 and 1987, respectively. Under the consulting agreement, Mr. Graham received $250,000 per year until the agreement terminated in November 1995 when he retired as senior chairman and as an active member of the Board of Directors. Under the pension agreement, Mr. Graham receives a non-qualified supplemental retirement benefit equal to the benefit he would have received under the Company's employee pension plan if he had 10 additional years of pension plan participation.

--------------------------------------------------------------------------------

    In addition to the non-employee director compensation and benefits described above, Dr. Arnold J. Levine receives an annual consulting fee for his services as chairman of the Company's scientific advisory board. The total consulting fee paid to Dr. Levine in 1995 was $29,250, and it is expected to be approximately the same in 1996. The members of the Company's scientific advisory board also receive, from time to time, stock option grants which give them the opportunity to purchase Common Stock for a limited period of time at the closing price of the Common Stock on the date of grant. Dr. Levine did not receive any stock option grants in 1995, but he has the opportunity to purchase 1,570 shares of Common Stock pursuant to a stock option grant which he and the other members of the Company's scientific advisory board received previously. The exercise price of this stock option grant, which expires on September 19, 1997, is $33.32 per share.

--------------------------------------------------------------------------------

COMPENSATION OF NAMED EXECUTIVE OFFICERS

GENERAL

    The following table shows, for the years ended December 31, 1995, 1994, and 1993 the compensation provided by the Company and its subsidiaries to the chairman and chief executive officer and the five next most highly compensated executive officers in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                            ANNUAL COMPENSATION          -------------------------------
                                     ----------------------------------          AWARDS
                                                                OTHER    ----------------------  PAYOUTS    ALL
                                                                ANNUAL   RESTRICTED  SECURITIES  -------   OTHER
                                                               COMPEN-     STOCK     UNDERLYING   LTIP    COMPEN-
                                            SALARY    BONUS     SATION    AWARD(S)    OPTIONS    PAYOUTS  SATION
    NAME AND PRINCIPAL POSITION      YEAR   ($)(1)    ($)(1)    ($)(2)     ($)(3)      (#)(4)    ($)(5)   ($)(6)
-----------------------------------------------------------------------------------------------------------------

VERNON R. LOUCKS JR.                 1995  $751,000  $800,000  $321,763         -0-    110,800      -0-   $49,110
Chairman of the Board and Chief      1994  $580,100  $800,000  $213,195         -0-    350,000      -0-   $35,445
 Executive Officer                   1993  $693,231  $500,000  $209,311         -0-     88,800      -0-   $46,342
-----------------------------------------------------------------------------------------------------------------

LESTER B. KNIGHT                     1995  $367,000  $350,000  $12,134   $   23,139     44,800      -0-   $23,241
Executive Vice President             1994  $324,938  $400,000  $ 5,526   $  288,958    200,000      -0-   $17,477
                                     1993  $291,114  $250,000   (excl)          -0-     27,000      -0-   $18,789
-----------------------------------------------------------------------------------------------------------------

TONY L. WHITE (7)                    1995  $367,000  $300,000  $18,734          -0-     44,800      -0-   $24,572
Executive Vice President             1994  $327,950  $400,000  $24,196   $  237,023    200,000      -0-   $20,026
                                     1993  $311,908  $325,000   (excl)          -0-     27,000      -0-   $19,557
-----------------------------------------------------------------------------------------------------------------

HARRY M. JANSEN KRAEMER, JR.         1995  $288,577  $240,000  $ 5,634          -0-     35,400      -0-   $15,504
Senior Vice President                1994  $249,615  $225,000   (excl)   $  262,438    125,000      -0-   $10,266
 and Chief Financial Officer         1993  $200,000  $129,742   (excl)          -0-      7,200      -0-   $8,764
-----------------------------------------------------------------------------------------------------------------
MANUEL A. BAEZ (8)                   1995  $307,000  $190,000  $   561          -0-     23,700      -0-   $15,483
Executive Vice President             1994  $288,007  $190,000  $ 4,571          -0-    125,000      -0-   $14,068
                                     1993  $264,200  $163,000   (excl)          -0-     16,500      -0-   $14,975
-----------------------------------------------------------------------------------------------------------------

ARTHUR F. STAUBITZ                   1995  $280,000  $216,500  $   106          -0-     23,300      -0-   $14,400
Senior Vice President                1994  $266,554  $200,000   (excl)   $  232,092    100,000      -0-   $10,397
 and General Counsel                 1993  $239,840  $ 80,000   (excl)          -0-      9,700      -0-   $6,694
-----------------------------------------------------------------------------------------------------------------

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(1) Amounts shown include cash compensation earned by the named executive officers during the year covered, including amounts deferred at the election of those officers. Bonuses are paid in the year following the year during which they are earned.

(2) As permitted by the Securities and Exchange Commission's (SEC) rules regarding disclosure of executive compensation in proxy statements, this column excludes perquisites and other personal benefits for the named executive officer if their total cost in each of 1995, 1994 and 1993 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer for those years. Of the 1995 amount shown for Mr. Loucks, $170,755 represents the approximate incremental cost to the Company of his use of Company aircraft for personal travel, which the Company required for security reasons.

(3) Amounts shown represent the market value at the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. The amounts shown in this column include grants to the specified named executive officers under the 1989 Long-Term Incentive Plan. The restricted shares granted to Mr. Knight in 1995 under that Plan could be earned based on 1996 performance and, if so, they would ordinarily vest on December 31, 1997. The Plan is discussed in the Compensation Committee report beginning on page 13. As of December 31, 1995, the number and value of the aggregate restricted stock holdings of the named executive officers are as follows: Mr. Loucks--130,911 shares ($5,481,898); Mr. Knight--22,000 shares ($921,250); Mr. White--(none); Mr. Kraemer--20,992 shares ($879,040);
    Mr. Baez--31,442 shares ($1,316,634); and Mr. Staubitz--10,325 shares ($432,359). Dividends are payable on all outstanding shares of restricted stock held by all Company executives at the same rate and time and in the same form in which dividends are payable on all outstanding shares of Common Stock, as required by the Company's 1987 Incentive Compensation Program.

(4) No Stock Appreciation Rights (SARs) were granted by the Company in 1995, and there are no outstanding SARs held by any employee or director of the Company. The number shown represents the number of shares of Common Stock for which options were granted to the named executive officer.

(5) The SEC rules regarding disclosure of executive compensation in proxy statements allow awards of restricted stock that are subject to performance-based conditions on vesting, in addition to lapse of time and/or continued service with the Company, to be reported as awards under a long-term incentive plan ("LTIP"), instead of as restricted stock awards. The rules define an LTIP as a plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year. Restricted stock awards which are earned based on annual financial performance cannot be reported as LTIP awards, even if, as in the case of the restricted stock awards identified in the "Restricted Stock Awards" column, the stock may not be earned and vested until the end of at least two years.

(6) Amounts shown represent the Company matching contributions in the Company's Incentive Investment Plan, a qualified section 401(k) profit sharing plan, additional matching contributions in the Company's deferred compensation plan and the dollar value of split-dollar life insurance benefits. Those three amounts for 1995, expressed in the same order as identified above, for the named executive officers are as follows: Mr. Loucks-- $4,500, $42,030, and $2,580; Mr. Knight--$4,500, $18,510, and $231; Mr. White--$4,500,
    $19,568, and $504; Mr. Kraemer--$4,500, $10,907, and $97; Mr. Baez--$4,500,
    $10,410, and $573; and Mr. Staubitz--$4,500, $9,900, and $0.

(7) Mr. White ceased to be an officer of the Company on September 18, 1995. He ceased to be an employee of the Company on December 31, 1995. In connection with Mr. White's termination of employment, he and the Company negotiated a separation agreement. The 1995 bonus shown for Mr. White was a payment made to him, in accordance with the separation agreement, for satisfying his obligation to assist the Company in the smooth transition of his responsibilities to his successors. Mr. White's agreement is described on page 11 of this proxy statement.

(8) Mr. Baez will cease to be an officer and an employee of the Company on May 3, 1996. In connection with Mr. Baez's anticipated termination of employment, he and the Company negotiated a separation agreement. Mr. Baez's agreement is described on page 12 of this proxy statement.

--------------------------------------------------------------------------------

STOCK OPTION GRANTS

    The following table contains information relating to the stock option grants made in 1995 under the Company's 1994 Incentive Compensation Program to the named executive officers.

                              OPTION GRANTS TABLE
                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                   INDIVIDUAL GRANTS
                       -----------------------------------------
                                        PERCENT OF
                                           TOTAL                                     POTENTIAL REALIZABLE VALUE
                         NUMBER OF        OPTIONS                                    AT ASSUMED ANNUAL RATES OF
                         SECURITIES     GRANTED TO     EXERCISE                       STOCK PRICE APPRECIATION
                         UNDERLYING      EMPLOYEES     OR BASE                            FOR OPTION TERM
                          OPTIONS        IN FISCAL      PRICE      EXPIRATION  --------------------------------------
        NAME             GRANTED(#)       YEAR(2)     ($/SH)(3)       DATE     0%($)     5%($)(4)        10%($)(4)
---------------------------------------------------------------------------------------------------------------------
Mr. Loucks                  110,800           2.1%      $37.25      7/29/05    $-0-   $    2,595,634  $     6,577,853
Mr. Knight                   44,800           0.9%      $37.25      7/29/05    $-0-   $    1,049,498  $     2,659,637
Mr. White                    44,800           0.9%      $37.25      3/29/96  (5) $-0- $    1,049,498  $     2,659,637
Mr. Kraemer                  35,400           0.7%      $37.25      7/29/05    $-0-   $      829,291  $     2,101,588
Mr. Baez                     23,700           0.5%      $37.25      8/02/96  (5) $-0- $      555,203  $     1,406,996
Mr. Staubitz                 23,300           0.4%      $37.25      7/29/05    $-0-   $      545,833  $     1,383,249
All Stockholders                N/A             N/A        N/A          N/A    $-0-   $6,369,603,169  $16,141,840,341
All Optionees             5,200,000         100.0%      $37.25      7/29/05    $-0-   $  121,816,760  $   308,707,880
Optionee Gain as % of
 All Stockholders'
 Gain                           N/A           N/A          N/A          N/A     N/A             1.9%             1.9%
---------------------------------------------------------------------------------------------------------------------

(1) No Stock Appreciation Rights (SARs) were granted by the Company in 1995.

(2) In 1995, the Company granted options on approximately 5.2 million shares of Common Stock to approximately 6,400 employees.

(3) The exercise price shown is the closing price of the Common Stock on the date of grant, which was July 31, 1995.

(4) The amounts shown in these two columns represent the potential realizable values using the options granted and the exercise price. The assumed rates of stock price appreciation are set by the SEC proxy statement disclosure rules and are not intended to forecast the future appreciation of the Common Stock.

(5) The option expiration dates shown for Mr. White and Mr. Baez were accelerated based on their employment termination dates and pursuant to the option grant terms and conditions. The potential realizable value of their stock option grants was calculated without regard to the accelerated expiration dates.

(6) All options shown in this table become exercisable five years from the date of grant, subject to accelerated vesting as follows. One hundred percent of the option will become exercisable on the first business day after the ninetieth consecutive calendar day during which the average fair market value of the Common Stock equals or exceeds $50 per share. The exercise price may be paid in cash or shares of Common Stock. The 1994 Program provides that if specified corporate control changes occur, all outstanding options will become exercisable immediately.

--------------------------------------------------------------------------------

STOCK OPTION EXERCISES

    The following table contains information relating to the exercise of stock options by the named executive officers in 1995 as well as the number and value of their unexercised options as of December 31, 1995.

--------------------------------------------------------------------------------

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(1)

                                                    NUMBER OF SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT FISCAL      IN-THE- MONEY OPTIONS AT
                                                             YEAR-END(#)(2)              FISCAL YEAR END($)(3)
               SHARES ACQUIRED ON       VALUE       --------------------------------   --------------------------
    NAME          EXERCISE(#)        REALIZED($)     EXERCISABLE      UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------
Mr. Loucks                   -0-            N/A          131,059          140,400      $1,708,460   $   982,350
Mr. Knight                   -0-            N/A           46,757           53,800      $  619,426   $   350,075
Mr. White                68,673     $ 1,087,600               -0-          44,800(4)   $       -0 - $   207,200
Mr. Kraemer                  -0-            N/A           25,109           37,800      $  430,094   $   201,825
Mr. Baez                     -0-            N/A           44,607           29,200      $  672,466   $   196,925
Mr. Staubitz                 -0-            N/A            6,466           26,534      $  102,648   $   159,102
-----------------------------------------------------------------------------------------------------------------

(1) No Stock Appreciation Rights (SARs) were exercised by any Company employee in 1995, and there are no outstanding SARs held by any employee or director of the Company.

(2) The sum of the numbers under the Exercisable and Unexercisable columns of this heading represents each named executive officer's total outstanding options.

(3) The dollar amounts shown under the Exercisable and Unexercisable columns of this heading represent the number of exercisable and unexercisable options, respectively, which were "In-the-Money" on December 31, 1995, multiplied by the difference between the closing price of the Common Stock on December 31, 1995, which was $41.875 per share, and the exercise price of the options. For purposes of these calculations, In-the-Money options are those with an exercise price below $41.875 per share.

(4) The 44,800 unexercisable options shown for Mr. White expire on March 29, 1996, in accordance with the normal option grant terms and conditions relating to employment termination. Mr. White will forfeit those options because they will not be exercisable prior to March 29, 1996.

--------------------------------------------------------------------------------

LONG-TERM INCENTIVE PLANS

    No long-term incentive plan table is included in this proxy statement because no long-term incentive plan awards were made to any of the named executive officers during 1995.

--------------------------------------------------------------------------------

SEPARATION AGREEMENTS

    Mr. White ceased to be an officer of the Company on September 18, 1995. He ceased to be an employee of the Company on December 31, 1995. In connection with Mr. White's termination of employment, he and the Company negotiated a separation agreement. Under the agreement, Mr. White's monthly perquisite allowances, equal to a total of $1,300 per month, and salary were paid to him until December 31, 1995. The agreement allowed Mr. White to vest in 7,625 of the restricted shares of Common Stock which he earned under the 1989 Long-Term Incentive Plan for 1994 performance. The agreement specifies that Mr. White forfeited 31,233 restricted shares of Common Stock, including an additional 7,500 shares which he earned under the 1989 Long-Term Incentive Plan for 1994 performance.

    The agreement also provides Mr. White with 10 additional years of Pension Plan participation through a non-qualified and unfunded supplemental pension benefit. The additional years of Pension Plan participation are shown in the information reported for Mr. White under the Pension Plan Table on page 17.

--------------------------------------------------------------------------------

    Mr. Baez will cease to be an officer and an employee of the Company on May 3, 1996. In connection with Mr. Baez's anticipated termination of employment, he and the Company negotiated a separation agreement. Under the agreement, Mr. Baez's monthly perquisite allowances, equal to a total of $1,300 per month, and salary will be paid to him until May 3, 1996. He also is eligible to receive a pro-rated bonus, up to a maximum of $78,000, under the provisions of the 1996 Officer Incentive Compensation Plan. The agreement alows Mr. Baez to vest in the 8,316 restricted shares of Common Stock, which he earned under the 1989 Long-Term Incentive Plan for 1995 performance, and an additional 12,743 restricted shares of Common Stock, which represents a pro-rated portion of a grant he received in 1992. The agreement specifies that Mr. Baez will forfeit 10,383 restricted shares of Common Stock on May 3, 1996.

    The agreement also provides Mr. Baez with five additional years of Pension Plan participation and five additional years of age through a non-qualified and unfunded supplemental pension benefit. The additional years of Pension Plan participation are shown in the information reported for Mr. Baez under the Pension Plan table on page 17.

    The other compensation and benefit elements of Mr. White's and Mr. Baez's separation agreements are the same as those provided to all salaried employees of the Company and its subsidiaries in the U.S. who receive separation agreements. In exchange for the negotiated compensation and benefits included in the separation agreements, Mr. White and Mr. Baez each gave the Company a general waiver and release of all claims each may have against the Company and its subsidiaries as well as their directors, officers and employees. Their agreements also confirm their obligations under their non-compete and confidentiality agreements with the Company.

--------------------------------------------------------------------------------

COMPANY FINANCIAL PERFORMANCE

    The following graph compares the performance of the Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Medical Products and Supplies Index. The comparison of total return (change in year end stock price plus reinvested dividends) for each of the years assumes that $100 was invested on December 31, 1990 in each of the Company, the Standard & Poor's 500 Index and the Standard & Poor's Medical Index with investment weighted on the basis of market capitalization. The 1992 Company dividend includes the Caremark International Inc. stock dividend distributed on November 30, 1992.

--------------------------------------------------------------------------------

                       FIVE YEAR CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                              COMPANY      S&P 500       MEDICAL INDEX*
1990                                               100.0       100.0                 100.0
1991                                               146.5       130.5                 163.5
1992                                               132.9       140.6                 140.1
1993                                               103.7       154.6                 106.9
1994                                               125.2       156.6                 126.8
1995                                               191.5       215.5                 214.2
*S&P Medical Products and Supplies Index

--------------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The compensation of the Company's executive officers is determined by the Compensation Committee of the Board of Directors. The committee currently has four members. As required by the Company's bylaws, the committee consists solely of non-employee directors.

COMPENSATION PHILOSOPHY FOR EXECUTIVE OFFICERS

    The committee's philosophy is to provide compensation opportunities supporting the Company's values of respect for individuals, responsiveness to customers and results for stockholders. Forms and levels of total compensation are structured to be competitive when compared to other health-care companies and to companies of similar size. These companies are reported in surveys whose participants include most companies included in the Standard & Poor's Medical Products and Supplies Index, as well as other companies with which the Company and its subsidiaries compete for executive talent ("comparable companies"). This philosophy is intended to assist the Company in attracting, retaining and motivating executives with superior leadership and management abilities. Consistent with this philosophy, the committee determines a total compensation structure for each officer, including Mr. Loucks, consisting primarily of salary, cash bonus, restricted stock, stock options and benefits. The proportions of these elements of compensation vary among the officers depending upon their levels of responsibility. The senior

--------------------------------------------------------------------------------

executive officers ordinarily receive a larger portion of their total compensation through performance-based incentive plans, which place a greater percentage of their compensation at risk while more closely aligning their interests with the interests of the Company's stockholders.

    The committee's philosophy with respect to the cap on the tax-deductibility of executive compensation is to maximize the benefit of tax laws for the Company's stockholders by seeking performance-based exemptions where consistent with the Company's compensation policies and practices. The committee adopted 1995 and 1996 performance goals for the Company's officer cash bonus plan and 1989 Long-Term Incentive Plan which are expected to satisfy the deductibility requirements with respect to any payments under those plans in 1996 and 1997.

COMPENSATION ELEMENTS

    The committee establishes salaries each year at a level primarily intended to be competitive at the 50th percentile with salaries of executive officers in comparable companies. In addition, officer salaries are based on the officer's individual performance. Actual salaries in a number of cases are under the 50th percentile due to the Company's commitment to controlling costs and its practice of adjusting salaries over time rather than immediately when there are promotions into senior executive positions.

    Bonuses are intended to provide executive officers with an opportunity to receive additional cash compensation (which when combined with salary provides total cash compensation between the 50th and 75th percentile of total cash compensation paid to executives in comparable companies), but only if they earn it through the Company's achievement of strong performance results as measured by net income growth and operational cash flow. Each year, the committee establishes a bonus range for each executive officer by utilizing the market data of comparable companies. After year-end results are reported, the committee determines each officer's bonus based on individual performance and the Company's performance against the net income growth and operational cash flow goals it established for the year. The Company outperformed its net income growth and operational cash flow goals for 1995. For example, the Company's actual operational cash flow for 1995 was 117 percent of its operational cash flow goal. Consequently, actual bonuses for 1995 ranged from 85 percent to 100 percent of the high end of the executive officers' respective bonus ranges.

    Restricted stock has been granted, under the Company's 1989 Long-Term Incentive Plan, to maintain the plan period through 1996. This plan was established as part of the Company's 1987 Incentive Compensation Program ("1987 Program"), which was approved by the Company's stockholders in 1987. Restricted stock grants are intended to be a mechanism for aligning management's and stockholders' interests. The plan provides participants the opportunity to build equity in the Company if the Company achieves strong performance as measured by net income growth and operational cash flow as well as by comparing the annual percentage change in the Company's stock price to the annual percentage change in the Standard & Poor's Medical Products & Supplies Index. Each participant has a targeted number of restricted shares that can be earned annually if the Company achieves its net income growth and operational cash flow goals. The amount earned is then adjusted upward or downward based on the Company's total rate of return to stockholders compared to the percentage change in the Standard & Poor's Medical Products and Supplies Index. The number of restricted shares granted is determined based upon the number of restricted shares which each executive officer would earn if the Company achieved its annual net income growth and operational cash flow goals. The stock ordinarily vests one year after it is earned, provided the participant remains employed by the Company or one of its subsidiaries. Because of the Company's annual net income growth and

--------------------------------------------------------------------------------

operational cash flow in 1995, and because of the Company's 1995 total rate of return to stockholders relative to the percentage change in the Standard & Poor's Medical Products and Supplies Index, 154 percent of restricted share targets were earned under the plan for 1995.

    Stock options are granted under the Company's 1994 Incentive Compensation Program ("1994 Program"), which was approved by the Company's stockholders in 1994. They represent an additional vehicle for aligning management's and stockholders' interests, specifically motivating executives to remain focused on the market value of the Common Stock in addition to net income growth and operational cash flow goals. Options are granted with an exercise price equal to the fair-market value of the Common Stock on the day of the grant. In 1995, the committee granted stock options on approximately 5.2 million shares of Common Stock to approximately 6,400 employees of the Company and its subsidiaries. Beginning with 1995, it is the committee's intention to make broad-based stock option grants biannually, rather than annually, as it has in the past.

    The Company implemented the Shared Investment Plan in 1994 to align further management's interests with the interests of stockholders and continue to tie management incentives to stockholder value. The Plan provided the 63 top members of the Company's management with a one day option to purchase a significant amount of Common Stock. The six named executive officers voluntarily took out full-recourse, personal loans to buy $28,600,000 worth (1,100,000 shares) of Common Stock on June 15, 1994. This is one of the strongest statements our management team has made about their personal commitment to increasing stockholder value. The transaction increased key employees' motivation to manage the Company as owners. To a significant degree, their financial well-being will depend heavily on the performance of the Common Stock.

    The number of restricted shares and options ordinarily granted to executive officers is formula-driven. The formula is designed to provide an opportunity to earn stock-based compensation (half in restricted stock, half in options) at a third-quartile level compared to executives in comparable companies. The grants of restricted stock are based on the value of the Common Stock at the date of grant. The grants of stock options are based on an estimated appreciation in the Common Stock over time discounted to a present value. When the Company grants restricted stock under the 1989 Long-Term Incentive Plan and stock options, it considers approaches taken by comparable companies, to the extent those approaches are consistent with the Company's total compensation philosophy and its performance against established goals.

MR. LOUCKS' 1995 COMPENSATION

    Mr. Loucks participates in the same compensation plans provided to other executive officers. The committee's general approach to setting Mr. Loucks' compensation is to be competitive with comparable companies--and to have a majority of his compensation dependent on achievement of performance criteria established by the committee and the performance of the Common Stock. All compensation actions relating to Mr. Loucks are subject to the approval of the Board of Directors. The actions described in this report have been approved.

    Mr. Loucks' salary had most recently been established in 1991, based upon an analysis of competitive compensation data. In February 1992, the committee capped Mr. Loucks' salary at $751,000, its 1991 level, and capped his bonus at $800,000, its 1990 level, for the five-year period beginning in 1992. Mr. Loucks' salary and bonus were capped for the five-year period, and the committee granted Mr. Loucks 65,000 shares of restricted stock in lieu of the salary and cash bonus increases he might have otherwise received over that five-year period, because of the

--------------------------------------------------------------------------------

committee's continuing emphasis on aligning management's and stockholders' interests. The committee determines the number of shares earned on an annual basis, based on its assessment of Mr. Loucks' performance for that particular year. All earned shares are scheduled to vest on December 31, 1997, if he remains employed by the Company or one of its subsidiaries on that date.

    In September 1993, Mr. Loucks requested and was granted a 25 percent salary reduction as a demonstration of his personal commitment to controlling costs and improving the Company's operating performance. A reduced salary continued throughout 1994. In January 1995, Mr. Loucks' salary was restored to its 1991 level. Recently, the committee determined that Mr. Loucks earned 17,000 of the 65,000 shares of restricted stock for 1995, based on the Company's strong operating performance and because the Company achieved a total rate of return to stockholders of 53 percent for 1995. The committee also determined that Mr. Loucks earned an $800,000 bonus because the Company exceeded its net income growth and operational cash flow goals for 1995. The Company's success in 1995 reflects Mr. Loucks' continued commitment to the strategic direction of the Company toward an objective of leadership in health care and his guidance of the Company through a particularly turbulent and challenging environment in U.S. health care.

    Under the Company's Shared Investment Plan, Mr. Loucks purchased 350,000 shares of Common Stock. As described above, this purchase by Mr. Loucks and other executive officers reinforces the link between management's and stockholders' interests.

    Mr. Loucks, like other participants in the 1989 Long-Term Incentive Plan, was deemed to have earned 154 percent of his annual target award of restricted stock in 1995, based on the Company's strong net income growth, operational cash flow and Common Stock performance for 1995.

RELATIONSHIP OF EXECUTIVE COMPENSATION TO COMPANY PERFORMANCE

    The committee believes that management should be motivated, and compensated, based on the Company's financial and Common Stock performance. For this reason, the committee has emphasized goals for net income growth, operational cash flow and Common Stock performance when determining cash bonus and long-term incentive compensation for all executive officers, as explained above. The committee believes that strong financial performance, as expressed by net income growth, operational cash flow and Common Stock performance, were the appropriate focus for 1995. The common stock returns improved in 1995 in spite of the pressure on health-care costs and uncertainty over the direction of U.S. health-care reform. The Company surpassed its financial performance goals again this year and achieved a total rate of return to stockholders of 53 percent for 1995. Also, the Company's market value increased over $3.7 billion during that period.

Silas S. Cathcart (Chairman)
Mary Johnston Evans              Martha R. Ingram
Georges C. St. Laurent, Jr.

--------------------------------------------------------------------------------

PENSION PLAN, EXCESS PLANS AND SUPPLEMENTAL PLANS

    The following table shows estimated annual retirement benefits payable to participants in the Company's United States pension plan ("Pension Plan") whose employment terminates at normal retirement (age 65). The normal retirement benefit equals 1.75% of the average of an employee's five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings ("Final Average Pay"), multiplied by the employee's years of Pension Plan participation. In general, the earnings covered by the Pension Plan include salary, annual cash bonuses and other regular pay. The figures shown include benefits payable under the Pension Plan, the Company's related defined benefit excess pension plan and supplemental plans for certain individuals. The estimates assume that benefit payments begin at age 65 under a single life annuity form. The figures are net of the Social Security offset specified by the Pension Plan's benefit formula and therefore do not include Social Security benefits payable from the federal government. The primary Social Security amount used in the calculations is that payable for an individual attaining age 65 in 1995.

    Although age 65 is the normal retirement age under the Pension Plan, the Pension Plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of Pension Plan participation and one point for each year of age. Participants who terminate employment after accumulating 65 points, and who wait to begin receiving their Pension Plan benefits until they have 85 points, receive the same Pension Plan benefits they would otherwise receive at age 65, regardless of their actual age when they begin receiving their Pension Plan benefits.

                               PENSION PLAN TABLE

                                                 ESTIMATED ANNUAL RETIREMENT BENEFITS
                                       --------------------------------------------------------
                                                YEARS OF PENSION PLAN PARTICIPATION(1)
                       FINAL AVERAGE   --------------------------------------------------------
                          PAY(1)           15          20         25         30          35
----------------------------------------------------------------------------------------------------------
                       $    200,000    $   48,600   $ 64,800   $ 81,000   $ 97,200   $  113,500
                            300,000        74,800     99,800    124,700    149,700      174,800
                            400,000       101,100    134,800    168,500    202,200      236,000
                            500,000       127,300    169,800    212,200    254,700      297,300
                            600,000       153,600    204,800    256,000    307,200      358,500
                            700,000       179,800    239,800    299,700    359,700      419,800
                            800,000       206,100    274,800    343,500    412,200      481,000
                            900,000       232,300    309,800    387,200    464,700      542,300
                          1,000,000       258,600    344,800    431,000    517,200      603,500
                          1,100,000       284,800    379,800    474,700    569,700      664,800
                          1,200,000       311,100    414,800    518,500    622,200      726,000
                          1,300,000       337,300    449,800    562,200    674,700      787,300
                          1,400,000       363,600    484,800    606,000    727,200      848,500
                          1,500,000       389,800    519,800    649,700    779,700      909,800
                          1,600,000       416,100    554,800    693,500    832,200      971,000
                          1,700,000       442,300    589,800    737,200    884,700    1,032,300
                          1,800,000       468,600    624,800    781,000    937,200    1,093,500
                          1,900,000       494,800    659,800    824,700    989,700    1,154,800
----------------------------------------------------------------------------------------------------------

(1) As of January 1, 1996, the named executive officers' years of Pension Plan participation and Final Average Pay for purposes of calculating annual retirement benefits payable under the Pension Plan are as follows: Mr. Loucks--29 years and $1,440,808; Mr. Knight--13 years and $538,702; Mr. White--35 years and $653,612; Mr. Kraemer--12 years and $325,371; Mr. Baez--26 years and $462,387; and Mr. Staubitz--15 years and $351,225.

--------------------------------------------------------------------------------

    The 35 years of Pension Plan participation shown for Mr. White includes the ten additional years which he received through the non-qualified pension supplement incorporated in his separation agreement described on page 11. The calculation of his Final Average Pay, equal to $653,612, includes the $300,000 bonus which he received for satisfying his obligation to assist the Company in the smooth transition of his responsibilities to his successors, and that Final Average Pay will be used to calculate his pension supplement.

    The 26 years of Pension Plan participation shown for Mr. Baez includes the five additional years which he received through the non-qualified pension supplement incorporated in his separation agreement described on page 12. In addition to crediting him with five additional years of service, the pension supplement credits Mr. Baez with five additional years of age. The additional years of age will be used to calculate the amount of Mr. Baez's early retirement benefit if he elects to begin receiving his pension benefit before he has 85 points and before he reaches age 65.

--------------------------------------------------------------------------------

SECTION 16 REPORTING

    Section 16 of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to report to the Securities and Exchange Commission their ownership of the Company's equity securities when they are first elected, and to report subsequent changes in their ownership. In February 1995, Donald W. Joseph, an executive officer of one of the Company's principal subsidiaries, timely filed a Form 4 intended to report all previously unreported 1994 transactions, in the ordinary course of year-end reporting. In June 1995, Mr. Joseph filed an amendment to that Form 4 to report a 1994 stock option grant to his spouse for 600 shares of Common Stock. The stock option grant was inadvertently omitted from his previously filed Form 4.

--------------------------------------------------------------------------------

OWNERSHIP OF COMPANY SECURITIES

    The following tables and footnotes show, as of February 23, 1996, information to the best of the Company's knowledge with respect to the persons who beneficially owned more than five percent of the Company's Common Stock as well as information as to the Common Stock beneficially owned by each director and named executive officer and by all directors and executive officers of the Company as a group. The information relating to directors and named executive officers is furnished by the respective directors and officers. For purposes of this disclosure, the Securities and Exchange Commission has defined "beneficial ownership" to include securities over which the individual has sole or shared investment or voting power regardless of the economic incidents of ownership. The amounts shown indicate the number of outstanding shares of Common Stock beneficially owned by each director and named executive officer and all directors and executive officers as a group, and include shares of Common Stock beneficially owned under the Company's Incentive Investment Plan, a qualified
Section 401(k) profit sharing plan (the Plan amounts are included as of January 31, 1996, the latest information reasonably available). There are no outstanding equity securities of the Company other than its Common Stock. No director or named executive officer beneficially owned more than 1.0% of the outstanding Common Stock. All directors and executive officers as a group own 1.5% of the outstanding shares of Common Stock. Where a director or executive officer has the right to acquire shares of Common Stock within 60 days after February 23, 1996, through the exercise of stock options or participation in the

--------------------------------------------------------------------------------

Company's employee stock purchase plans, these shares of Common Stock are treated as beneficially owned by the individual and as outstanding for purposes of computing the percentages owned by the individual and the group.

                                    SHARES OF
                                   COMMON STOCK
                                   BENEFICIALLY     RIGHT TO
  NAME OR GROUP                       OWNED        ACQUIRE (1)
--------------------------------------------------------------
FMR Corp.                            20,475,829 (2)         --
Manuel A. Baez                          205,698        44,607
Silas S. Cathcart                         3,334            --
Pei-yuan Chia                             4,380            --
John W. Colloton                          3,739            --
Susan Crown                              13,000 (3)         --
Mary Johnston Evans                       7,134            --
Frank R. Frame                            4,378            --
David W. Grainger                        32,500            --
Martha R. Ingram                         32,000            --
Lester B. Knight                        281,742        46,757
Harry M. Jansen Kraemer, Jr.            188,036        25,389
Arnold J. Levine                          6,270         1,570
Vernon R. Loucks Jr.                    654,015       131,339
Georges C. St. Laurent, Jr.             250,940            --
Arthur F. Staubitz                      129,296         6,716
Monroe E. Trout                           5,100            --
Reed V. Tuckson                              --            --
Fred L. Turner                            5,539            --
Tony L. White                           245,485            --
All directors and executive
 officers as a group (4)              4,134,402       711,587
--------------------------------------------------------------

(1) The shares indicated under Right to Acquire are included under Shares of Common Stock Beneficially Owned.

(2) Based upon information as of December 31, 1995 set forth in a Schedule 13G filing made by FMR Corp. and dated February 14, 1996. This number of shares represents approximately 7.5% of the outstanding shares of Common Stock. FMR Corp.'s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(3) Ms. Crown disclaims beneficial ownership of 5,000 shares.

(4) Adjustments are made to avoid double counting of shares as to which more than one beneficial owner is listed.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    Except as indicated in the following table, the shares of Common Stock shown above are held with sole power over both investment and voting.

-------------------------------------------------------------------

                                    VOTING POWER   INVESTMENT POWER
  NAME                                 SHARED           SHARED
-------------------------------------------------------------------
Manuel A. Baez                              300               300
Susan Crown                               5,000             5,000
Lester B. Knight                            260               260
Harry M. Jansen Kraemer, Jr.             16,485            16,485
Arthur F. Staubitz                       12,255            12,255
Monroe E. Trout                           1,000             1,000
Tony L. White                            22,363            22,363
All directors and executive
  officers as a group                   142,952           142,952
-------------------------------------------------------------------

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANT
(ITEM 2 ON PROXY CARD)

    The Board of Directors has reappointed Price Waterhouse LLP as independent accountant for the Company in 1996. The board recommends that the appointment be ratified. If the resolution is not adopted, the board will consider the selection of another public accounting firm for 1996 and future years.

    Fees for services performed by Price Waterhouse LLP during 1995 related to the audit of the consolidated annual financial statements, including statutory audits of foreign subsidiaries, aggregated approximately $2.9 million. In addition to the audit of the consolidated financial statements, Price Waterhouse LLP performed other audit related services including: audits of employee benefit plans, limited reviews of quarterly financial information, reviews of officers' compensation, assistance with regulatory filings, acquisition and divestiture reviews, and consultations in connection with various financial reporting and accounting matters. Fees for these other audit related services aggregated approximately $0.7 million while fees for other consulting services aggregated approximately $1.7 million.

    A representative of Price Waterhouse LLP will attend the annual meeting and will be prepared to respond to questions. The representative may make a statement at the meeting if he or she so desires.

    The Board of Directors recommends a vote FOR ratification of the selection of Price Waterhouse LLP as independent accountant for 1996.

--------------------------------------------------------------------------------

CURRENT STOCKHOLDER PROPOSAL

    The Company has been informed that the following stockholder proposal will be presented for a vote at the 1996 annual meeting of stockholders. The Board of Directors recommends a vote AGAINST the proposal; its reasons follow the stockholder's proposal and supporting statement.

--------------------------------------------------------------------------------

STOCKHOLDER PROPOSAL RELATING TO CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS (ITEM 3 ON PROXY CARD)

    The Company has been advised that Margaret R. and/or John J. Gilbert, 29 East 64th Street, New York, New York 10021-7043, as co-trustees under the will of Minnie D. Gilbert and as beneficial owners of 100 shares of Common Stock, and/or Martin Glotzer, 7061 N. Kedzie, Chicago, Illinois 60645, as the owner of 50 shares of Common Stock will have the following resolution presented at the annual meeting:

    RESOLVED: That the stockholders of Baxter International Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

STOCKHOLDER'S STATEMENT SUPPORTING THE PROPOSED RESOLUTION

    Continued very strong support along the lines we suggest were shown at the last annual meeting when 34.2%, 5,818 owners of 74,219,285 shares, were cast in favor of this proposal. The vote against included 179 unmarked proxies.

    A California law provides that all state pension holdings and state college funds, invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

    The National Bank Act provides for cumulative voting. In many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. In many cases authorities come in after and say the director or directors were not qualified. We were delighted to see the SEC has finally taken action to prevent bad directors from being on boards of public companies. The SEC should have hearings to prevent such persons from becoming directors before they harm investors.

    We think cumulative voting is the answer to find new directors for various committees. Some recommendations have been made to carry out the CERES 10 points. The 11th should be, in our opinion, having cumulative voting and ending staggered boards.

    When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. The huge derivative losses might have also been prevented with cumulative voting.

    Many successful corporations have cumulative voting. Example, Pennzoil defeated Texaco in that famous case. Ingersoll-Rand also having cumulative voting won two awards. FORTUNE magazine ranked it second in its industry as "America's Most Admired Corporations" and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." In 1994 and 1995 they raised their dividend.

    Lockheed-Martin, as well as VWR Corporation now have a provision that if anyone has 40% of the shares, cumulative voting applies.

    In 1995 American Premier adopted cumulative voting. Allegheny Power System tried to take away cumulative voting, as well as put in a stagger system, and stockholders defeated it, showing stockholders are interested in their rights.

--------------------------------------------------------------------------------

    If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

--------------------------------------------------------------------------------

BOARD OF DIRECTORS' STATEMENT OPPOSING STOCKHOLDER RESOLUTION

    For the reasons explained below, the Board of Directors believes that cumulative voting for directors would not serve the best interests of the Company and its stockholders. The board recommends a vote AGAINST the proposed resolution.

    Directors should be elected based on their ability and commitment to represent the best interests of the Company and its stockholders as a whole. This tenet is best served when each director is elected by a majority vote of the stockholders. Cumulative voting can enable, and indeed encourage, a relatively small special-interest group to elect one or more directors. Directors so elected might feel compelled to act in the interest of the group that elected them rather than in the interest of all stockholders.

    Cumulative voting introduces the possibility of partisanship among board members, which could undermine the ability of the board to work together effectively. The variety and complexity of issues facing the Company necessitates that no actual or apparent influence bring into question the objectivity of the board's insight, perspective or counsel.

    The board encourages stockholders to present director candidates to the board's Planning and Organization Committee, which assists and advises the board in connection with board membership. Notably, the Planning and Organization Committee consists solely of non-employee directors. A summary of the process by which stockholders may present director candidates is included in the description of the Planning and Organization Committee on page 6 of this proxy statement.

    In the board's opinion, the present method of electing directors, where each director is elected by majority vote of all stockholders, best assures that the directors will guide the affairs of the Company for the benefit of all stockholders.

    The board recommends a vote AGAINST cumulative voting in the election of directors.

--------------------------------------------------------------------------------

FUTURE STOCKHOLDER PROPOSALS

    From time to time stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the annual meeting. To be included in the proxy statement for the 1997 annual meeting, proposals must be received by the Company no later than November 25, 1996.

    Stockholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by the Company's bylaws. The Company's bylaws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Company 60 to 90 days before the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 1997 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by the Company between February 6 and March 7, 1997. The provision is intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

--------------------------------------------------------------------------------

COST OF PROXY SOLICITATION

    The Company will bear the costs of soliciting proxies. In addition to use of the mails, proxies may be solicited by directors, officers and employees of the Company personally, by telephone or by telegram. Such persons will not be specially compensated for such solicitation. The Company will request banks and brokers to solicit their customers who have Common Stock registered in their names or the names of their nominees and will reimburse such banks and brokers for their reasonable out-of-pocket costs.

    In addition, the Company has retained Georgeson & Co. Inc., 88 Pine Street, New York, New York 10005 to aid in soliciting proxies from brokers, bank nominees and other institutional owners by personal interview, telephone, telegram or mail. The Company will pay Georgeson & Co. Inc. $12,500 for stockholder solicitation and distribution of proxy materials and will reimburse it for expenses.

--------------------------------------------------------------------------------

OTHER BUSINESS

    The Company is not aware of any business to be presented at the annual meeting other than the matters described above. If a stockholder vote is necessary to transact any other business at the meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

By order of the Board of Directors,

[signature]
A. GERARD SIECK
SECRETARY

Deerfield, Illinois
March 22, 1996

                         PROXY
[BAXTER LOGO]            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS-MAY 6, 1996

Baxter
International Inc.       Solicited by the Board of Directors of Baxter
One Baxter Parkway       International Inc.
Deerfield, IL 60015
708-948-2000             The undersigned hereby appoint(s) Vernon R. Loucks
                         Jr. and Arthur F. Staubitz or either of them, with full power of substitution, as proxyholders to represent and to vote, as designated on the reverse hereof, the common stock of the undersigned
                         (including any shares of common stock credited under the Company's Stockholder Investment Service or uncertificated share account of the employee stock purchase plans) at the annual meeting of the stockholders of the Company to be held on May 6, 1996 and at any adjournment thereof.

                         Election of Director,
                         Nominees:                  Comments/Change of Address

                         Silas S. Cathcart          ___________________________
                         David W. Grainger          ___________________________
                         Martha R. Ingram           ___________________________
                         Harry M. Jansen
                          Kraemer, Jr.              ___________________________
                         Reed V. Tuckson, M.D.      ___________________________
                         Fred L. Turner             ___________________________

                         You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxyholders named above cannot vote your shares unless you sign and return this card. Please mark, sign and date this proxy card and mail it in the envelope provided.

                                                              --------------
                                                              SEE REVERSE SIDE
                                                              --------------

[X]  Please mark your votes as in this example.

   This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposal 2 and AGAINST proposal 3.

---------------------------------------------------------------
The Board of Directors recommends a vote FOR proposals 1 and 2.
---------------------------------------------------------------

1. Election of Directors (See Reverse).       [ ] FOR   [ ] WITHHELD
For, except vote withheld from the following nominee(s):

_______________________________________________________

2. Ratification of independent accountants.  [ ] FOR [ ] AGAINST [ ] ABSTAIN
-----------------------------------------------------------
The Board of Directors recommends a vote AGAINST proposal 3.
-----------------------------------------------------------
3. Proposal relating to cumulative voting    [ ] FOR [ ] AGAINST [ ] ABSTAIN
   in the election of directors.
__________________________________________________________
   Treat votes as confidential.               [ ]

   Mark the box if you will attend the Annual Meeting  [ ]

   Mark the box if you have more than one              [ ]
   account and want to discontinue receiving multiple copies of future annual reports.

SIGNATURE(S) ____________________DATE _________  The signer hereby revokes all
NOTE: Please sign exactly as name appears        proxies heretofore given by
hereon. Joint owners should each sign. When      the signer to vote at said
signing as attorney, executor, administrator,    meeting or any adjournment
trustee or guardian, plese give full title as    thereof.
such.